CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated March 17, 1999, relating to the financial statements and financial highlights appearing in the February 28, 1999 Annual Report to Shareholders of the Tax-Efficient Balanced Fund (one of the portfolios comprising the T. Rowe Price Tax-Efficient Funds, Inc.), which is incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


/s/PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

Baltimore, Maryland
April 29, 1999